EXHIBIT 99.1

Surmodics Reports Fourth Quarter and Fiscal Year 2023 Financial Results;

Introduces Fiscal Year 2024 Financial Guidance

November 8, 2023 07:00 a.m. ET

EDEN PRAIRIE, Minn. – Surmodics, Inc. (Nasdaq: SRDX), a leading provider of medical device and in vitro diagnostic technologies to the healthcare industry, today reported financial results for its fourth quarter and fiscal year ended September 30, 2023, and introduced its financial guidance for the fiscal year ending September 30, 2024.

Fourth Quarter Fiscal 2023 Financial Summary

•
Total Revenue of $28.0 million, an increase of 8% year-over-year
•
Total Revenue excluding SurVeil™ DCB license fee revenue(1) of $26.9 million, an increase of 12% year-over-year
•
GAAP Diluted EPS of $0.47, compared to $(1.06) in the prior-year period
•
Non-GAAP Diluted EPS of $0.53, compared to $(0.26) in the prior-year period

Fiscal Year 2023 Financial Summary

•
Total Revenue of $132.6 million, an increase of 33% year-over-year
•
Total Revenue excluding SurVeil DCB license fee revenue(1) of $103.0 million, an increase of 9% year-over-year
•
GAAP Diluted EPS of $(0.11), compared to $(1.96) in the prior-year period
•
Non-GAAP Diluted EPS of $0.16, compared to $(0.95) in the prior-year period

Fourth Quarter and Recent Business Highlights

•
On October 31, 2023, Surmodics announced the launch of its Preside™ medical device coating technology providing industry-leading lubricity and durability to a broader range of complex device applications.
•
On November 7, 2023, Surmodics announced that 24-month data from its SWING first-in-human study of the company’s Sundance™ Sirolimus DCB will be presented at the Symposium on Vascular and Endovascular Issues (“VEITHsymposium”) in New York, NY on November 15, 2023.
•
On November 7, 2023, Surmodics announced that 36-month data from its TRANSCEND clinical trial of the company’s SurVeil DCB will be presented at the VEITHsymposium in New York, NY on November 15, 2023.

“We are pleased with our revenue performance in the fourth quarter, which increased 8% year-over-year – 12% excluding SurVeil DCB license fees(1) – and ultimately exceeded our guidance range, driven by impressive contributions from both of our business segments,” said Gary Maharaj, President and CEO of Surmodics, Inc. “We complemented our fourth quarter revenue performance with notable operating results, delivering positive Adjusted EBITDA and generating cash flow from operations. In addition to our financial accomplishments, we also made strong progress with respect to each of our key strategic objectives: supporting the future commercialization of our SurVeil DCB, advancing the initial commercialization of our Pounce™ arterial thrombectomy and Sublime™ radial access platforms, and driving strong revenue growth and cash flow from our ‘core’ medical device performance coatings and In Vitro Diagnostics businesses on a combined basis.”

Surmodics Fourth Quarter Fiscal 2023 Results

Mr. Maharaj continued, “Looking back on fiscal 2023, our team successfully navigated multiple challenges, while ultimately achieving our stated objectives and delivering solid financial performance. We believe we are strategically positioned for future success as a result, with a portfolio and pipeline of key product growth catalysts, durable and profitable ‘core’ businesses, more than $45 million of cash and investments to support our operations, and access to approximately $61 million in available debt capital to provide additional financial flexibility. In fiscal 2024, we are committed to executing on our growth strategy efficiently to maintain a healthy balance sheet while positioning Surmodics for strong, sustainable, long-term growth and value creation.”

Fourth Quarter Fiscal 2023 Financial Results

	Three Months Ended September 30,		Increase
	2023	2022	$	%
Revenue:
Medical Device	$21,044	$19,500	$1,544	8%
In Vitro Diagnostics	6,926	6,488	438	7%
Total revenue	$27,970	$25,988	$1,982	8%

Total revenue increased $2.0 million, or 8%, to $28.0 million, compared to $26.0 million in the fourth quarter of fiscal 2022. Excluding SurVeil DCB license fee revenue,(1) total revenue increased $3.0 million, or 12%, to $26.9 million, compared to $23.9 million in the fourth quarter of fiscal 2022.

Medical Device revenue increased $1.5 million, or 8%, to $21.0 million, compared to $19.5 million in the fourth quarter of fiscal 2022. Excluding SurVeil DCB license fee revenue,(1) Medical Device revenue increased $2.5 million, or 15% to $20.0 million, compared to $17.4 million in the fourth quarter of fiscal 2022. Medical Device revenue growth was primarily driven by increased performance coating royalties and significant contributions to product sales from the Pounce thrombectomy device platform, partly offset by a decrease in proprietary specialty catheter product sales due to the completion of a customer development program. IVD revenue increased $0.4 million, or 7%, to $6.9 million, compared to $6.5 million in the fourth quarter of fiscal 2022, driven primarily by strong customer demand for microarray slide/surface products, as well as favorable order timing for distributed antigen products.

Product gross profit (defined as product sales less product costs) decreased $0.5 million, or 5%, to $8.3 million, compared to $8.8 million in the fourth quarter of fiscal 2022. Product gross margin (defined as product gross profit as a percentage of product sales) was 54.2%, compared to 61.1% in the fourth quarter of fiscal 2022. The decrease in product gross margin was primarily driven by the adverse mix impact from increased device product sales, which have lower product gross margins from under-absorption and production inefficiencies, including expiration of inventory, associated with low production volumes during the scale-up phase following initial commercialization.

Operating costs and expenses, excluding product costs, decreased $3.6 million, or 13%, to $23.4 million, compared to $27.0 million in the fourth quarter of fiscal 2022. The decrease was driven by lower research and development and selling, general and administrative expenses primarily as the result of the spending reduction plan implemented in the second quarter of fiscal 2023, as well as by delayed timing of certain investments in product development.

GAAP net income was $6.7 million, or $0.47 per diluted share, compared to GAAP net loss of $(14.7) million, or $(1.06) per diluted share in the fourth quarter of fiscal 2022. Non-GAAP net income was $7.5 million, or $0.53 per diluted share, compared to Non-GAAP net loss of $(3.7) million, or $(0.26) per diluted share in the fourth quarter of fiscal 2022.

Adjusted EBITDA was $1.7 million, compared to Adjusted EBITDA loss of $(2.5) million in the fourth quarter of fiscal 2022.

Surmodics Fourth Quarter Fiscal 2023 Results

Fiscal Year 2023 Financial Results

	Fiscal Year Ended September 30,		Increase (Decrease)
	2023	2022	$	%
Revenue:
Medical Device	$105,783	$72,389	$33,394	46%
In Vitro Diagnostics	26,801	27,562	(761)	(3)%
Total revenue	$132,584	$99,951	$32,633	33%

Total revenue increased $32.6 million, or 33%, to $132.6 million, compared to $100.0 million in fiscal 2022. Excluding SurVeil DCB license fee revenue,(1) total revenue increased $8.7 million, or 9%, to $103.0 million, compared to $94.3 million in fiscal 2022.

Medical Device revenue increased $33.4 million, or 46%, to $105.8 million, compared to $72.4 million in fiscal 2022. Excluding SurVeil DCB license fee revenue,(1) Medical Device revenue increased $9.5 million, or 14% to $76.2 million, compared to $66.7 million in fiscal 2022. Medical Device revenue growth was broad-based across product sales, royalties and license fees, and research and development services. Medical Device product sales growth of 22% year-over-year was driven by increased sales of the Pounce thrombectomy and Sublime radial access platforms, performance coating reagents, and contract-manufactured balloon catheters, partly offset by decreased sales of proprietary specialty catheters due to the completion of a customer development program. IVD revenue decreased $0.8 million, or 3%, to $26.8 million, compared to $27.6 million in fiscal 2022, driven primarily by lower research and development and other revenue due to the completion of a customer development program, as well as by the impact to product sales of active management of inventory levels by certain customers.

GAAP net loss was $(1.5) million, or $(0.11) per diluted share, compared to GAAP net loss of $(27.3) million, or $(1.96) per diluted share in fiscal 2022. Non-GAAP net income was $2.2 million, or $0.16 per diluted share, compared to Non-GAAP net loss of $(13.2) million, or $(0.95) per diluted share in fiscal 2022.

Adjusted EBITDA was $21.5 million, compared to Adjusted EBITDA loss of $(5.8) million in fiscal 2022.

Balance Sheet Summary

As of September 30, 2023, Surmodics reported $45.4 million in cash and investments, $5.0 million in outstanding borrowings on its revolving credit facility, and $25.0 million in outstanding borrowings on its term loan facility. The company had access to approximately $61.0 million in additional debt capital as of September 30, 2023 under its revolving credit and term loan facilities. Surmodics reported $1.3 million of cash provided by operating activities and $0.7 million in capital expenditures in the fourth quarter of fiscal 2023.

Fiscal Year 2024 Financial Guidance

Surmodics expects fiscal 2024 total revenue to range from $116 million to $121 million, representing a decrease of (13)% to (9)% compared to fiscal 2023. Excluding SurVeil DCB license fee revenue,(1) Surmodics expects fiscal 2024 total revenue to range from $112 million to $117 million, representing an increase of 9% to 14% compared to fiscal 2023.

The company expects fiscal 2024 GAAP diluted loss per share to range from $(1.55) to $(1.20). Non-GAAP diluted loss per share in fiscal 2024 is expected to range from $(1.32) to $(0.97).

Conference Call Today at 7:00 a.m. CT (8:00 a.m. ET)

Surmodics is hosting a live webcast at 7:00 a.m. CT (8:00 a.m. ET) today to discuss fourth quarter and fiscal 2023 financial results and accomplishments, and to host a question-and-answer session. To access the webcast, please go to “Events & Presentations” under the “Investors” section of the company’s website at https://surmodics.gcs-web.com/events-and-presentations, and click on the webcast icon under “Upcoming Events.” To listen to the live teleconference, dial 800-267-6316 (international callers may dial 203-518-9814) and provide event ID SURMODICS.

Surmodics Fourth Quarter Fiscal 2023 Results

An audio replay of the conference call will be available beginning at 11:00 a.m. CT today, until 11:00 a.m. CT on Wednesday, November 22, and can be accessed by dialing 877-660-6853 (international callers may dial 201-612-7415) and entering access ID 13741954. In addition, the webcast and transcript will be archived on the company’s website following the call.

About Surmodics, Inc.

Surmodics, Inc. is a leading provider of performance coating technologies for intravascular medical devices and chemical and biological components for in vitro diagnostic immunoassay tests and microarrays. Surmodics also develops and commercializes highly differentiated vascular intervention medical devices that are designed to address unmet clinical needs and engineered to the most demanding requirements. This key growth strategy leverages the combination of the company’s expertise in proprietary surface modification and drug-delivery coating technologies, along with its device design, development and manufacturing capabilities. The company’s mission is to improve the detection and treatment of disease. Surmodics is headquartered in Eden Prairie, Minnesota. For more information, visit www.surmodics.com. The content of Surmodics’ website is not part of this press release or part of any filings that the company makes with the SEC.

Safe Harbor for Forward-looking Statements

This press release, and disclosures related to it, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements regarding: future success; our foundation for growth and commitment to executing on our growth strategy efficiently to maintain a healthy balance sheet while positioning Surmodics for strong, sustainable, long-term growth and value creation; our ability to make future draws on our term loan facility; our ability to access dept capital; expectations about Abbott’s launch and initial commercialization of the SurVeil DCB; our expected fulfillment of Abbott’s initial stocking order of the SurVeil DCB products; the potential of the SurVeil DCB to be a growth catalyst and the market opportunity for the product; our belief that Abbott is well-positioned to take advantage of attractive market dynamics for the SurVeil DCB and our commitment to supporting it; expectations about the three-year results of the TRANSCEND pivotal trial being presented; our future prospects; our product pipeline; continuing the sales momentum of our Sublime radial and Pounce arterial thrombectomy platforms in fiscal 2024; our expectations regarding our Preside coating technology; our expectations related to additional limited market evaluation cases for our Pounce venous thrombectomy system and its commercial launch; our fiscal 2024 financial guidance and related assumptions, including assumptions in our revenue guidance provided for modeling purposes, expected changes in revenues, expected license fee revenue related to the SurVeil DCB, expected product gross margins for fiscal 2024 and factors that we expect to impact product gross margins, expected operating expenses, expected interest expense, and expected tax expense; expected revenue for the first quarter of our fiscal 2024; our expected cash balance at the end of fiscal 2024 and expected uses of cash; expectations related to further borrowings during fiscal 2024 under our credit agreement; our fiscal 2024 strategic objectives; and further and future growth and value creation in the years to come, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, without limitation: (1) our ability to successfully develop and commercialize our SurVeil DCB (including realization of the full potential benefits of our agreement with Abbott), Avess™ DCB, Sundance DCB, and other proprietary products; (2) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market, and sell products incorporating our technologies; (3) possible adverse market conditions and possible adverse impacts on our cash flows; (4) our ability to successfully and profitably commercialize our vascular intervention products; (5) supply chain constraints; (6) whether our operating expenses are effective in generating profitable revenues; (7) disruptions to our business from our plan to reduce our use of cash announced in the second quarter of fiscal 2023, the failure of such plan to achieve its objectives, or cost and expenses associated with such plan; and (8) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and subsequent SEC filings. These reports are available in the Investors section of our website at https://surmodics.gcs-web.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

Surmodics Fourth Quarter Fiscal 2023 Results

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Surmodics is reporting non-GAAP financial results including total revenue excluding SurVeil DCB license fee revenue, Medical Device revenue excluding SurVeil DCB license fee revenue, EBITDA and Adjusted EBITDA, non-GAAP operating (loss) income, non-GAAP operating (loss) income percentage, non-GAAP (loss) income before income taxes, non-GAAP net income (loss), and non-GAAP income (loss) per diluted share. We believe that these non-GAAP measures, when read in conjunction with the company’s GAAP financial statements, provide meaningful insight into our operating performance excluding certain event-specific matters, and provide an alternative perspective of our results of operations. We use non-GAAP measures, including those set forth in this release, to assess our operating performance and to determine payouts under our executive compensation programs. We also are providing guidance on a range of non-GAAP revenue and loss per diluted share for fiscal 2024. We believe that presentation of certain non-GAAP measures allows investors to review our results of operations from the same perspective as management and our board of directors and facilitates comparisons of our current results of operations. The method we use to produce non-GAAP results is not in accordance with GAAP and may differ from the methods used by other companies. Non-GAAP results should not be regarded as a substitute for corresponding GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact on our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable GAAP results provided for the specific periods presented, which are attached to this release.

Surmodics Fourth Quarter Fiscal 2023 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2023	2022	2023	2022
Revenue:
Product sales	$15,363	$14,394	$60,614	$54,621
Royalties and license fees	10,051	9,510	62,398	36,248
Research, development and other	2,556	2,084	9,572	9,082
Total revenue	27,970	25,988	132,584	99,951
Operating costs and expenses:
Product costs	7,039	5,597	24,965	20,342
Research and development	9,696	12,259	46,595	50,609
Selling, general and administrative	12,807	13,779	51,884	46,935
Acquired intangible asset amortization	878	966	3,537	4,150
Restructuring expense	—	—	1,282	—
Contingent consideration (gain) expense	—	—	(829)	12
Total operating costs and expenses	30,420	32,601	127,434	122,048
Operating (loss) income	(2,450)	(6,613)	5,150	(22,097)
Other expense, net	(339)	(179)	(2,663)	(396)
(Loss) income before income taxes	(2,789)	(6,792)	2,487	(22,493)
Income tax benefit (expense)	9,483	(7,936)	(4,023)	(4,781)
Net income (loss)	$6,694	$(14,728)	$(1,536)	$(27,274)

Basic income (loss) per share	$0.48	$(1.06)	$(0.11)	$(1.96)
Diluted income (loss) per share	$0.47	$(1.06)	$(0.11)	$(1.96)

Weighted average number of shares outstanding:
Basic	14,063	13,944	14,031	13,916
Diluted	14,152	13,944	14,031	13,916

Surmodics Fourth Quarter Fiscal 2023 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,
	2023	2022
Assets	(Unaudited)	(See Note)
Current Assets:
Cash and cash equivalents	$41,419	$18,998
Available-for-sale securities	3,933	—
Accounts receivable, net	10,850	10,452
Contract assets — royalties and license fees	7,796	7,116
Inventories, net	14,839	11,819
Prepaids and other	7,854	9,202
Total Current Assets	86,691	57,587
Property and equipment, net	26,026	27,148
Intangible assets, net	26,206	28,145
Goodwill	42,946	40,710
Other assets	3,864	4,769
Total Assets	$185,733	$158,359
Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	—	10,000
Deferred revenue	4,378	4,160
Other current liabilities	19,576	17,919
Total Current Liabilities	23,954	32,079
Long-term debt, net	29,405	—
Deferred revenue	2,400	5,088
Other long-term liabilities	10,064	12,800
Total Liabilities	65,823	49,967
Total Stockholders’ Equity	119,910	108,392
Total Liabilities and Stockholders’ Equity	$185,733	$158,359

Note: Derived from audited financial statements as of the date indicated.

Surmodics Fourth Quarter Fiscal 2023 Results

Surmodics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

(Unaudited)

	Fiscal Year Ended September 30,
	2023	2022
Operating Activities:
Net loss	$(1,536)	$(27,274)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	8,522	9,142
Stock-based compensation	7,605	7,057
Deferred taxes	(181)	5,268
Other	340	860
Change in operating assets and liabilities:
Accounts receivable and contract assets	(977)	(1,522)
Inventories	(3,020)	(5,060)
Prepaids and other	—	(665)
Accounts payable	(183)	1,608
Accrued liabilities	(1,024)	132
Income taxes	3,438	(1,069)
Deferred revenue	(2,470)	(5,700)
Net cash provided by (used in) operating activities	10,514	(17,223)
Investing Activities:
Purchases of property and equipment	(2,918)	(3,370)
Purchases of available-for-sale securities	(3,904)	—
Maturities of available-for-sale securities	—	9,600
Net cash (used in) provided by investing activities	(6,822)	6,230
Financing Activities:
Payments on short-term borrowings	(10,000)	—
Proceeds from issuance of long-term debt	29,664	—
Payment of debt issuance costs	(614)	—
Issuance of common stock	1,252	1,246
Payments for taxes related to net share settlement of equity awards	(918)	(1,121)
Payments for acquisition of in-process research and development	(978)	(500)
Net cash provided by (used in) financing activities	18,406	(375)
Effect of exchange rate changes on cash	323	(787)
Net change in cash and cash equivalents	22,421	(12,155)
Cash and Cash Equivalents:
Beginning of year	18,998	31,153
End of year	$41,419	$18,998

Surmodics Fourth Quarter Fiscal 2023 Results

Surmodics, Inc. and Subsidiaries
Supplemental Revenue Information
(in thousands)

(Unaudited)

	Three Months Ended					Fiscal 2023 vs. 2022
	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Fiscal	Increase (Decrease)
	2022	2023	2023	2023	2023	$	%
Medical Device Revenue
Product sales	$8,380	$7,914	$9,299	$8,533	$34,126	$6,196	22%
Royalties & license fees – performance coatings	7,469	8,098	8,286	8,959	32,812	2,265	7%
License fees – SurVeil DCB(1)	1,296	1,331	25,867	1,092	29,586	23,885	419%
R&D and other	1,873	2,364	2,562	2,460	9,259	1,048	13%
Medical Device revenue	19,018	19,707	46,014	21,044	105,783	33,394	46%

In Vitro Diagnostics Revenue
Product sales	5,854	7,436	6,368	6,830	26,488	(203)	(1)%
R&D and other	61	55	101	96	313	(558)	(64)%
In Vitro Diagnostics revenue	5,915	7,491	6,469	6,926	26,801	(761)	(3)%
Total Revenue	$24,933	$27,198	$52,483	$27,970	$132,584	$32,633	33%

Medical Device revenue, excluding SurVeil DCB license fees(1)	$17,722	$18,376	$20,147	$19,952	$76,197	$9,509	14%
Total Revenue, excluding SurVeil DCB license fees(1)	$23,637	$25,867	$26,616	$26,878	$102,998	$8,748	9%

	Three Months Ended
	Dec 31,	Mar 31,	Jun 30,	Sep 30,	Fiscal
	2021	2022	2022	2022	2022
Medical Device Revenue
Product sales	$6,788	$6,441	$6,741	$7,960	$27,930
Royalties & license fees – performance coatings	6,937	8,369	7,827	7,414	30,547
License fees – SurVeil DCB(1)	1,162	1,475	968	2,096	5,701
R&D and other	2,021	2,168	1,992	2,030	8,211
Medical Device revenue	16,908	18,453	17,528	19,500	72,389

In Vitro Diagnostics Revenue
Product sales	5,556	7,523	7,178	6,434	26,691
R&D and other	539	130	148	54	871
In Vitro Diagnostics revenue	6,095	7,653	7,326	6,488	27,562
Total Revenue	$23,003	$26,106	$24,854	$25,988	$99,951

Medical Device revenue, excluding SurVeil DCB license fees(1)	$15,746	$16,978	$16,560	$17,404	$66,688
Total Revenue, excluding SurVeil DCB license fees(1)	$21,841	$24,631	$23,886	$23,892	$94,250

Surmodics Fourth Quarter Fiscal 2023 Results

Surmodics, Inc. and Subsidiaries
Supplemental Segment Information
(in thousands)

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2023	2022	2023	2022
Operating (Loss) Income:
Medical Device	$(2,399)	$(6,211)	$5,084	$(22,923)
In Vitro Diagnostics	3,187	2,811	12,637	13,073
Total segment operating income (loss)	788	(3,400)	17,721	(9,850)
Corporate	(3,238)	(3,213)	(12,571)	(12,247)
Total (Loss) Income from Operations	$(2,450)	$(6,613)	$5,150	$(22,097)

Surmodics, Inc. and Subsidiaries
Reconciliation of GAAP Measures to Non-GAAP Amounts
Schedule of EBITDA and Adjusted EBITDA
(in thousands)

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2023	2022	2023	2022
Net Income (Loss)	$6,694	$(14,728)	$(1,536)	$(27,274)
Income tax (benefit) expense	(9,483)	7,936	4,023	4,781
Depreciation and amortization	2,157	2,240	8,522	9,142
Interest expense, net	895	188	3,489	598
Investment income, net	(546)	(26)	(1,077)	(99)
EBITDA	(283)	(4,390)	13,421	(12,852)

Adjustments:
Stock-based compensation expense	1,943	1,859	7,605	7,057
Restructuring expense(2)	—	—	1,282	—
Contingent consideration fair value adjustment(3)	—	—	(829)	—
Adjusted EBITDA	$1,660	$(2,531)	$21,479	$(5,795)

Surmodics Fourth Quarter Fiscal 2023 Results

Surmodics, Inc. and Subsidiaries

Net Income (Loss) and Diluted EPS GAAP to Non-GAAP Reconciliation

(in thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30, 2023
	Operating Loss		Loss Before Income Taxes	Net Income(6)	Diluted EPS
GAAP	$(2,450)	(8.8)%	$(2,789)	$6,694	$0.47
Adjustments:
Amortization of acquired intangible assets(4)	878	3.2%	878	812	0.06
Non-GAAP	$(1,572)	(5.6)%	$(1,911)	$7,506	$0.53
Diluted weighted average shares outstanding(7)					14,152

	For the Three Months Ended September 30, 2022
	Operating Loss		Loss Before Income Taxes	Net Loss(6)	Diluted EPS
GAAP	$(6,613)	(25.4)%	$(6,792)	$(14,728)	$(1.06)
Adjustments:
Amortization of acquired intangible assets(4)	966	3.7%	966	906	0.07
Tax expense from full valuation allowance against U.S. deferred tax assets(5)	—	—	—	10,151	0.73
Non-GAAP	$(5,647)	(21.7)%	$(5,826)	$(3,671)	$(0.26)
Diluted weighted average shares outstanding(7)					13,944

	Fiscal Year Ended September 30, 2023
	Operating Income		Income Before Income Taxes	Net (Loss) Income(6)	Diluted EPS
GAAP	$5,150	3.9%	$2,487	$(1,536)	$(0.11)
Adjustments:
Amortization of acquired intangible assets(4)	3,537	2.6%	3,537	3,279	0.24
Restructuring expense(2)	1,282	1.0%	1,282	1,282	0.09
Contingent consideration fair value adjustment(3)	(829)	(0.6)%	(829)	(829)	(0.06)
Non-GAAP	$9,140	6.9%	$6,477	$2,196	$0.16
Diluted weighted average shares outstanding(7)					14,071

	Fiscal Year Ended September 30, 2022
	Operating Loss		Loss Before Income Taxes	Net Loss(6)	Diluted EPS
GAAP	$(22,097)	(22.1)%	$(22,493)	$(27,274)	$(1.96)
Adjustments:
Amortization of acquired intangible assets(4)	4,150	4.1%	4,150	3,888	0.28
Tax expense from full valuation allowance against U.S. deferred tax assets(5)	—	—	—	10,151	0.73
Non-GAAP	$(17,947)	(18.0)%	$(18,343)	$(13,235)	$(0.95)
Diluted weighted average shares outstanding(7)					13,916

Surmodics Fourth Quarter Fiscal 2023 Results

Surmodics, Inc. and Subsidiaries

Guidance Reconciliation: Estimated Revenue
For the Fiscal Year Ending September 30, 2024

(in millions)

(Unaudited)

	Fiscal 2024 Full-Year Estimate		Increase (Decrease)
	Low	High	Low	High	Fiscal 2023
Total Revenue	$116	$121	(13)%	(9)%	$133
License fees – SurVeil DCB(1)	(4)	(4)	(86)%	(86)%	(30)
Total Revenue, excluding SurVeil DCB license fees(1)	$112	$117	9%	14%	$103

Surmodics, Inc. and Subsidiaries

Guidance Reconciliation: Estimated Non-GAAP Diluted EPS
For the Fiscal Year Ending September 30, 2024

(shares in thousands)

(Unaudited)

	Fiscal 2024 Full-Year Estimate
	Low	High
GAAP Diluted EPS	$(1.55)	$(1.20)
Amortization of acquired intangibles per diluted share(4)	0.23	0.23
Non-GAAP Diluted EPS	$(1.32)	$(0.97)
Diluted weighted average shares outstanding	14,150

Surmodics Fourth Quarter Fiscal 2023 Results

(1)
SurVeil DCB license fee revenue represents revenue recognition on milestone payments received under the company’s Development and Distribution Agreement with Abbott (“Abbott Agreement”).
(2)
Restructuring expense consists of severance and related costs specifically associated with a workforce restructuring implemented in the second quarter of fiscal 2023.
(3)
Represents accounting adjustments to state acquisition-related contingent consideration liabilities at their estimated fair value as of the period end date, including adjustments to the liabilities’ fair values related to changes in the timing and/or probability of achieving milestones and accretion expense for the passage of time.
(4)
Represents amortization of business acquisition-related intangible assets and associated tax impact. A significant portion of the business acquisition-related amortization is not tax deductible.
(5)
Represents the non-cash charge to income tax expense that resulted from the establishment of a full valuation allowance against U.S. net deferred tax assets in the fourth quarter of fiscal 2022. A valuation allowance is required to be recognized against deferred tax assets if, based on the available evidence, it is more likely than not (defined as a likelihood of more than 50%) that all or a portion of such assets will not be realized. The relevant guidance weighs available evidence such as historical cumulative taxable losses more heavily than future profitability. The valuation allowance has no impact on the availability of U.S. net deferred tax assets to offset future tax liabilities.
(6)
Net income (loss) includes the effect of the above adjustments on income tax benefit (expense), taking into account deferred taxes net of valuation allowances, as well as non-deductible items. Income tax impacts were estimated using the applicable statutory rate (21% in the U.S. and 12.5% in Ireland).
(7)
Diluted weighted average shares outstanding used in the calculation of EPS was the same for GAAP EPS and Non-GAAP EPS for the three months ended September 30, 2023 and 2022 and the fiscal year ended September 30, 2022. For the fiscal year ended September 30, 2023, diluted weighted average shares outstanding used in the calculation of EPS was 14,031 for GAAP EPS due to the net loss in the period, and 14,071 for Non-GAAP EPS corresponding to the Non-GAAP net income in the period.

Surmodics Investor Inquiries

Jack Powell, Investor Relations

ir@surmodics.com